Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of 1847 Goedeker Inc. of our report dated March 29, 2021 relating to the consolidated financial statements of 1847 Goedeker Inc., which appears in 1847 Goedeker Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Friedman LLP

Marlton, NJ

December 28, 2021